AGREEMENT OF SALE

THIS AGREEMENT is entered into as of the 21 day of March, 1996, by and between ELKOR REALTY CORPORATION, an Illinois corporation ("Purchaser") and HAWTHORNE HEIGHTS LIMITED PARTNERSHIP, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Eight Million Four Hundred Twenty-Five Thousand and No/100 Dollars ($8,425,000.00) ("Purchase Price"), that certain property ("Property") in Indianapolis, Indiana, more particularly described on Exhibit A attached hereto, which Property is known as Hawthorne Heights Apartments. Included in the Purchase Price is all of the personal property owned by Seller (exclusive of the computer and software) and used in connection with or located on the Property, including but not limited to the personal property which is set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale.

2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

     a. Upon the execution of this Agreement, the sum of $250,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     b. On the Closing Date (as hereinafter defined), $8,425,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon Central Time on the Closing Date. If the funds are not received by 12:00 Noon Central Time, then $2,000.00 shall be added to the cash due at Closing.

3.   TITLE COMMITMENT AND SURVEY.

     a. Attached hereto as Exhibit D is a title commitment dated January 23, 1996 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by Lawyers Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions contained in the policy (but not the general printed exceptions that can be deleted or modified with extended coverage) and the special title exceptions set forth in Schedule B-Section 2, Numbers 7 through 12 inclusive of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing
Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Purchaser and Seller shall equally share the costs of the Title Policy; however, Purchaser shall pay the costs of "extended coverage" or any special endorsements which Purchaser requires.
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     b.   Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by Mid States Engineering, Inc. dated June, 1985. Prior to the Closing, Seller will have the Survey updated and certified to the Purchaser and the Title Insurer. Purchaser and Seller shall equally share the cost of the updated Survey. However, if Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work. If the updated
Survey discloses matters which are not reflected on the original Survey and which would prevent the Title Insurer from deleting the survey exception from the Title Policy ("Survey Defects"), then upon notice delivered to Seller by Purchaser within three (3) days after receipt of the updated Survey, Seller shall either cause the Survey Defects to be removed from the updated Survey or cause the Title Insurer to insure against loss or damage resulting from the Survey Defects ("Title Indemnity"). If Seller is unwilling to (i) have the Survey Defects removed from the updated Survey or (ii) cause the Title Insurer to issue a Title Indemnity to Purchaser within five (5) days after receipt of notice from Purchaser of the Survey Defects, then Purchaser shall have the right to either: (i) elect to terminate this Agreement, or (ii) perform
Seller's obligations under subparagraphs (i) and (ii) above (unless the cost exceeds $10,000.00) and deduct the cost thereof from the Purchase Price. Purchaser shall notify Seller of its election within three (3) days after receipt of notice from Seller that the Survey Defects will not be removed or that the Title Insurer will not issue the Title Indemnity. If Purchaser fails to make the election within the aforesaid three (3) days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then $225,000.00 of the Earnest Money plus all accrued interest shall be delivered to Purchaser and $25,000.00 of the Earnest Money shall be remitted to Seller, and subject to the survival provisions of Paragraph herein, neither party shall have any further liability hereunder.

4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser and, subject to the survival provisions of Paragraph herein, neither party shall have any further liability hereunder. Notwithstanding the aforesaid, Seller shall be obligated to remove all liens caused by Seller which are of a definite or ascertainable amount.

5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

6.   DAMAGE, CASUALTY AND CONDEMNATION.

     a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $200,000 or less, or in the case of Personal Property, for $10,000 or less, then Seller shall commence the repair or restoration in an expeditious manner and the Closing will be extended until ten (10) days after the restoration or repairs have been completed. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds those amounts, then either party may notify the other party of its election to terminate this Agreement, which notice must be served upon such other party within twenty (20) business days of such casualty, in which event $225,000.00 of the Earnest Money and all interest earned thereon shall be returned to Purchaser and $25,000.00 of the Earnest Money shall be remitted to Seller. If neither party elects to terminate this Agreement pursuant to this Paragraph, then Seller shall promptly repair and restore the Property and the Closing Date will be extended until the repairs are completed. If Seller elects to terminate this Agreement pursuant to this subparagraph, then Purchaser will have the option to accept the Property in its damaged condition and receive a credit at Closing in the amount of the insurance deductible, provided Purchaser notifies Seller by notice served within twenty (20) business days after receipt of Seller's notice of election to terminate, in which event Purchaser shall have the sole and exclusive right to negotiate and otherwise deal with Seller's insurance company with respect to the settlement of all such insurance claims (subject to the terms and conditions of Seller's insurance policy); provided, however, Seller shall cooperate with Purchaser in attempting to obtain the most favorable insurance settlement possible.

     b. If condemnation proceedings ("Proceedings") have been instituted against the Property and such Proceedings are in an amount in excess of $100,000.00, or if the Property becomes a legal non-conforming structure under applicable zoning laws as a result of the Proceedings, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

     c. If the Proceedings will result in an award less than $100,000.00, then Seller will assign to Purchaser all of its right, title and interest in the Proceedings and Purchaser will take title to the Property subject to the Proceedings. If the award has been received by the Seller prior to the Closing Date, then Purchaser shall receive a credit against the cash due at Closing in an amount equal to the award.

     d. If the Agreement is terminated pursuant to this Paragraph, then $225,000.00 of the Earnest Money plus all accrued interest shall be delivered to the Purchaser and $25,000.00 of the Earnest Money shall be remitted to Seller, and subject to the survival provisions of Paragraph herein, neither party shall have any further liability hereunder.

7.   AS-IS CONDITION.

     a. Seller acquired title to the Property by virtue of a deed in lieu of foreclosure, and therefore, Seller cannot make any representations as to the condition of the Property upon which Purchaser can rely. Any information which Seller has as to the leases is based solely upon information which Seller obtained subsequent to its acquisition of the Property. Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

     b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

8. CLOSING. The closing ("Closing") of this transaction shall be on April 23, 1996 ("Closing Date"), at the office of the Seller's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

9.   CLOSING DOCUMENTS.

     a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

     b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property (the common areas and vacant apartments in broom-clean condition); the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); the tenant leases which shall be available at the Property; an instrument in form satisfactory to Purchaser terminating all existing agreements with any party with respect to management or leasing of the Property or any part thereof; all assignable licenses and permits relating to the use, occupancy or operation of the Property, together with an assignment thereof (in the form of Exhibit I attached hereto); copies of those books and records which Purchaser specifically identifies ten (10) days before Closing; a certificate of Seller that all representations and warranties made by Seller in this Agreement are true as of the Closing; updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit J attached hereto); a non-foreign affidavit (in the form of

Exhibit K attached hereto); a no-lien affidavit ("Title Affidavit"); an assignment of intangibles (in the form of Exhibit L attached hereto); and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY.
THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THE RIGHT TO RECOVER ACTUAL COSTS AND EXPENSES IN AN AMOUNT NOT TO EXCEED $150,000.00, AND SUBJECT TO THE SURVIVAL PROVISIONS OF PARAGRAPH HEREIN, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED AND/OR THE DOCUMENTS REQUIRED TO BE DELIVERED AT CLOSING PURSUANT TO THIS AGREEMENT, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes (based upon the actual bill, if available); and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering the Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

     b. DELINQUENT RENTS. Unpaid tenant rents, if and when collected by Purchaser, will be paid to Seller to the extent of Seller's interest therein, and if not collected within one hundred twenty (120) days after Closing, the right to collect same will be assigned to Seller without recourse. For purposes of this subparagraph b, all rents received by Purchaser shall first be applied to the current month's rents, and then to delinquent rent in the inverse order of delinquency. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph .

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to any partnership in which the Purchaser or its affiliate is a general partner, provided such assignment is effected at least ten (10) days prior to the Closing Date. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

15. BROKER. The parties hereto acknowledge that CB Commercial Real Estate Group, Inc. ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

     a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Daylight Time) on April 8, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

     b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

     c. If Purchaser disapproves the Documents or the condition of the Property, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, $225,000.00 of the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser and $25,000.00 of the Earnest Money shall be remitted to Seller. If Purchaser does not deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

17. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter or Greg Handrich (the asset manager), and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter or Greg Handrich (the asset manager) has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller. Seller acknowledges that it will give a copy of the representations and warranties to the on-site manager of the Property and request the on-site manager to respond in writing as to the truth and accuracy of the matters set forth in Paragraph . Upon receipt of the on-site manager's response, Seller will deliver a copy of that response to the Purchaser.

     b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, and shall survive the Closing and delivery of the Deed for a period of ninety (90) days:

     i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated. Seller has not received any written notice that any fire, health, environmental laws, statutes, ordinances, regulations or orders affecting the Property are being violated.

     ii. The rent roll ("Rent Roll") attached hereto as Exhibit M which will be updated as of the Closing Date is true and accurate.

     iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property nor does Seller have any knowledge for the basis for such litigation.

     iv. Except as scheduled on Exhibit N attached hereto, there are no service agreements, management agreements or other contracts with respect to the Property or any part thereof. The contracts are in full force and effect and neither party is in default thereunder. Except as set forth on Exhibit N, the contracts are terminable by Seller at will without cost upon not more than thirty (30) days notice.

     v. There are no pending or threatened condemnation or eminent domain proceedings against the Property or any part thereof.

     vi. There are no obligations burdening the Property created by any so-called "recapture agreement" involving refund for sewer or water extension or other improvement to any sewer or water systems, oversizing utility, lighting or like expense or charge for work or services done upon or relating to the Property which will bind the Purchaser or the Property from and after the Closing.

     vii. The information to be furnished by Seller on which the computation of prorations is based shall be true, correct and complete in all respects.

     viii. No portion of the Property comprises part of a tax parcel which includes any property other than the Property.

     ix. Seller has received no written notice that any Hazardous Materials or Hazardous Substances have ever been placed, held, located or disposed of on, under or at the Property or any part thereof nor that the Property has never been used (whether by Seller or by any other person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Materials or Hazardous Substances.

     x. No person or party has a right to possession of the Property except those persons set forth on the Rent Roll.

     xi. No tenant is entitled to any concession, rebate, allowance or other benefit, except as set forth in the Rent Roll. No tenant has any option or other right to purchase any part of the Property or interest therein.

     xii. All leases are in full force and effect according to their terms and Seller has received no written notice of default.

     xiii. Seller has not received written notice of any special assessments affecting the Property.

     c.   Between the date of this Agreement and the date of Closing:

     i. Seller will continue to operate and maintain the Property and all improvements thereon in accordance with past practices and will not make any structural alterations or changes thereto, except in the ordinary course of business;

     ii. Seller will not sell, transfer, convey or encumber the Property or cause the Property or any part thereof or interest therein to be sold, transferred, conveyed or encumbered, or alter or amend the zoning classification of the Property, or otherwise perform or permit any act or deed which shall diminish, encumber or affect Seller's rights in and to the Property or prevent it from performing fully its obligations hereunder;

     iii. Seller will not amend or cancel any lease listed on the Rent Roll except for nonpayment of rent and will not enter into any new lease for all or any part of the Property or extend an existing lease for a period of more than one (1) year nor extend an existing lease or enter into a new lease for rent less than the amounts set forth on Exhibit O.

     iv. Seller will maintain its existing fire and extended coverage casualty insurance in force with respect to the Property until the transfer of the Property to the Purchaser.

     d. If on or prior to the Closing Date, Seller discovers that a representation or warranty is untrue, then upon receipt of notice from Seller, Purchaser can elect to terminate this Agreement or take title to the Property subject to the untrue representation or warranty. If Purchaser elects to terminate this Agreement, then $225,000.00 of the Earnest Money plus all accrued interest shall be delivered to Purchaser and $25,000.00 of the Earnest Money shall be remitted to Seller, and subject to the survival provisions of Paragraph herein, neither party shall have any further liability hereunder.

19. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit P is a report of Preliminary Environmental Site Assessment and Limited Asbestos Survey dated July 2, 1990 prepared by Law Associates, Inc. ("Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request. Seller makes no representation or warranty that the Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Report, including, without limitation, the matters set forth in the Report or the accuracy and/or completeness of the Report.

20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

21. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

23. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams
                              847/267-1600
                              847/317-4462 (FAX)

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Al Lieberman
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Elkor Realty Corporation
                              414 N. Orleans
                              Suite 710
                              Chicago, Illinois 60610
                              Attn: Brad Korzen
                              312/644-3939
                              312/644-3944 (FAX)

          with a copy to:     Steve Berger
                              Neal, Gerber & Eisenberg
                              Two N. LaSalle Street
                              Suite 2200
                              Chicago, Illinois 60602
                              312/269-8041
                              312/269-1747 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

24.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     a.   Earnest Money;

     b.   One (1) fully executed copy of this Agreement; and

     c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement after receipt of the Earnest Money and deliver a fully executed copy to the Purchaser and the Seller. If Purchaser elects to deliver the Earnest Money by federally wired funds directly to the Escrow Agent, then Seller shall deliver the aforesaid documents after Seller receives confirmation from the Escrow Agent that Escrow Agent has received the Earnest Money.

25. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Indiana.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

28. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on           PURCHASER:
March 21, 1996.
                                   ELKOR REALTY CORPORATION, an Illinois
                                   corporation

                                   By:  /s/Jeffrey Elowe
                                        ----------------------------

Executed by Seller on              SELLER:
March 21, 1996.
                                   HAWTHORNE HEIGHTS LIMITED PARTNERSHIP, an
                                   Illinois limited partnership

                                   By:  Hawthorne Heights Partners, Inc., an
                                   Illinois corporation, its general partner

                                   By:  /s/Philip Schechter
                                        ----------------------------
                                        Authorized Agent

                                                              Hawthorne Heights

CB Commercial Real Estate Group, Inc. ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              CB COMMERCIAL REAL ESTATE
                              GROUP, INC.


                              By:  ___________________________________

                                   EXHIBITS


A    -    Legal
B    -    Personal Property
C    -    Escrow Agreement
D    -    Title Commitment
E    -    Deed
F    -    Bill of Sale
G    -    Assignment of Service Contracts
H    -    Assignment of Leases and Security Deposits
I    -    Assignment of Licenses and Permits
J    -    Notice to Tenants
K    -    Non-Foreign Affidavit
L    -    Assignment of Intangibles
M    -    Rent Roll
N    -    Service Contracts
O    -    Rent Schedule
P    -    Report